Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Declares Cash Dividend

Burr Ridge, Illinois – (July 30, 2009) BankFinancial Corporation (Nasdaq – BFIN) announced that its Board of Directors has declared a cash dividend of $0.07 per common share. The dividend will be payable on September 4, 2009 to stockholders of record on August 12, 2009.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At March 31, 2009, BankFinancial Corporation had total assets of $1.558 billion, total loans of $1.284 billion, total deposits of $1.154 billion and stockholders’ equity of $266 million. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Stock Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234